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                                                                      EXHIBIT 99

June 25, 1998--Comverse Technology, Inc. (NASDAQ:CMVT) announced the private placement, to certain institutional investors, of $250 million principal amount of its 4.50% convertible subordinated debentures due 2005.

The debentures are convertible, at the option of the holder, into shares of Common Stock at a conversion price of $64.50.

The Company intends to use the proceeds of this offering for general corporate purposes, including possible investments in, or acquisitions of, other companies, businesses, technologies or product lines. The Company expects the debentures to be anti-dilutive to earnings per share for the remainder of fiscal 1998, ending January 31, 1999, and at least through the end of fiscal 1999, ending January 31, 2000.

The debentures were sold by the company to Lehman Brothers as initial purchaser who re-offered the debentures to institutional investors pursuant to Rule 144A.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the debentures. The securities offered will not be and have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.

Statements in this news release which relate to the future are subject to risk factors and uncertainties that could cause actual results to differ materially from those indicated in such forward-looking statements. Additional information regarding these and other risk factors and uncertainties may be found in the Company's filings with the Securities and Exchange Commission.

Comverse Technology, Inc., headquartered in Woodbury, NY, designs, develops, manufactures and markets computer and telecommunications systems and software for communications and information processing applications. Comverse's products include: multimedia enhanced services platforms marketed under the names Access NP(R) and TRILOGUE(R) Infinity(TM), which are currently used by more than 250 wireless and wireline telecommunications network operators to provide revenue-generating services such as call answering, voice/fax/text messaging, pre-paid services, and other personal communications services; multiple channel, multimedia digital monitoring systems marketed to law enforcement and intelligence agencies under the name AUDIODISK(TM); and multiple channel, multimedia recording systems marketed to call centers, financial institutions and other organizations under the name ULTRA(TM).



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